Exhibit 21.1

List of Significant Subsidiaries of Differential Brands Group Inc.

Hudson Clothing Holdings, Inc., a Delaware corporation

HC Acquisition Holdings, Inc., a Delaware corporation

Hudson Clothing, LLC, a California limited liability company

Innovo West Sales, Inc., a Texas corporation

DBG Holdings Subsidiary, Inc., a California corporation

DBG Subsidiary, Inc., a Delaware Corporation

RG Parent LLC, a Delaware limited liability company

Robert Graham Retail LLC, a Delaware limited liability company

RGH Group LLC, a Delaware limited liability company

Marco Brunelli IP, LLC, a Delaware limited liability company

Robert Graham Designs, LLC, a New York limited liability company

Robert Graham Holdings, LLC, a New York limited liability company

DFBG SWIMS, LLC, a Delaware limited liability company

SWIMS, AS, a Norweigan private limited company